Exhibit 10.1
FelCor Lodging Trust Incorporated

Revised Performance-Based
Annual Incentive Compensation Programs
For Executive Officers

The Compensation Committee (the “Committee”) of the Board of Directors of FelCor Lodging Trust Incorporated (“FelCor” or the “Company”) has determined that a substantial portion of an employee's compensation should be tied directly to achievement of targeted performance. In particular, annual cash bonuses are determined based upon prior-year performance and beginning in 2013, shares issuable in respect of annual restricted stock awards are determined based upon prior-year and future performance.

Annual Cash Incentive Program. As previously disclosed, annual cash bonuses are determined by reference to base salary and performance over the prior year. Each employee has a targeted bonus, based upon a percentage of his or her base salary (the percentage varies depending on position). That percentage is adjusted for performance between threshold (“doable”) and superior (“stretch”) levels as shown in the following table, which outlines the relevant percentages for FelCor's executive officers:

	< Doable	Doable	Target	Stretch	> Stretch
CEO	0.0%	50.0%	125.0%	200.0%	200.0%
EVP	0.0%	37.5%	75.0%	112.5%	112.5%

At or near the beginning of each calendar year, the Committee establishes targeted performance criteria in the following categories, with the indicated weight given to those categories as noted below:

Financial Performance. Each year, the Committee sets targeted financial performance,1 based upon a variety of factors, including budgets, industry projections, individual hotel markets and similar considerations. The Committee then establishes a scale from doable to stretch performance. Typically, targeted performance is at the linear mid-point between the two, but not necessarily every year. Weight: 50%

Non-Financial Corporate Performance. The Board also reviews and approves non-financial corporate objectives for each year. These objectives often relate to long-term strategic objectives and other operating or management goals that the Board believes are important. After the completion of each year, the Committee assesses FelCor's progress toward achieving these objectives and, based on that assessment, determines a composite level of performance from doable to target to stretch. Weight: 15%.

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1 The Committee has been using adjusted earnings before interest, taxes, depreciation and amortization, or EBITDA, which is a commonly-used metric, to assess financial performance and anticipates continuing to use adjusted EBITDA for that purpose; however, the Committee may determined to use other metrics, such as adjusted funds from operations, in the future.

Individual Performance. Each FelCor employee, including the Chief Executive Officer, has individual performance objectives that are established at or near the beginning of each year. The Chief Executive Officer reviews and approves the performance objectives of FelCor's other executive officers, and the Compensation Committee reviews our Chief Executive Officer's performance objectives, which typically closely track our corporate objectives (financial and non-financial). After completion of each year, as with non-financial corporate performance, individual performance is reviewed and assessed by an employee's direct supervisor or, in the case of the Chief Executive Officer, by the Board and/or the Compensation Committee, resulting in a composite level of performance from doable to target to stretch. Weight: 15%

Total Stockholder Return. Each year, the Committee sets targeted market-based performance for the year, which is expected to take into account total stockholder return (stock price appreciation, plus distributions made, over a defined time period) (“TSR”) unless and until the Committee determines otherwise. The Committee currently intends to evaluate the Company's TSR relative to TSR for the Company's peers2 to determine market-based performance (in the future the Committee may, based on circumstances at the time, elect to use absolute TSR or another market-based performance metric). Relative TSR at the 50th percentile will equate to target performance, with “doable” and “stretch” performance set at the 20th and 80th percentiles (actual payouts will be determined by linear interpolation along that scale). For purposes of determining annual cash incentive compensation, relative TSR will be determined by using the weighted-average trading price of the Company's common stock and its peers' common stock for 20 trading days immediately preceding the beginning and end of the relevant year. Weight: 20%

Overall Minimum Financial Performance. The Compensation Committee and the Board of Directors believe that there should be a minimum level of financial performance below which, regardless of other corporate or individual performance, no programmatic (as opposed to discretionary) bonus compensation should be paid unless the company achieves at least a minimal level of pre-determined financial performance, which level is lower than the doable level of financial performance noted above.

The Compensation Committee and the Board of Directors reserve the absolute right and discretion to review and modify performance objectives, thresholds and criteria at any time in light of changes in circumstances. Similarly, the Compensation Committee and the Board of Directors have the discretion, as part of the Company's overall compensation program, to award cash bonuses and other compensation outside of the annual incentive programs based on relevant considerations at the time.

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2 The Committee has selected the following companies to comprise the peer group: Ashford Hospitality Trust, DiamondRock Hospitality Company, Gaylord Entertainment Company, Hersha Hospitality Trust, Hospitality Properties Trust, LaSalle Hotel Properties, RLJ Lodging Trust, Strategic Hotels & Resorts, Inc., Summit Hotel Properties, Inc. and Sunstone Hotel Investors, Inc. The Committee may, from time to time, change the composition of the peer group, in its sole discretion.

Annual Equity Incentive Program. As previously disclosed, FelCor grants restricted stock units to its executive officers annually, and the shares issuable with respect to any such grant are determined with reference to his or her base salary when the grant is made (the actual target percentage varies depending on position) and performance. Beginning with annual grants to be made in 2013 and in subsequent years, the target award (shown as a percentage of grant-date base salary) for (i) the Chief Executive Officer is 275% and (ii) each other executive officer is 175%, and the number of shares that are issuable upon vesting is determined based upon the Company's TSR relative to its peers' TSR over a four-year period, as described below:

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Each grant will vest, and the underlying shares will be issued, at or about the end of each of the second, third and fourth calendar years following the grant year (each, a “Vesting Year”) (the actual vesting dates will correspond to the Company's vesting date generally used for vesting equity grants (currently December 27, which may change for future grants as determined from time to time by the Compensation Committee)).

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The actual number of shares issuable as a grant vests will be determined based on TSR over the two-, three- and four-year periods (each, a “Performance Period”), in three increments divided equally based upon the target value on the grant date, beginning with the year immediately preceding the grant year through the year immediately preceding the relevant Vesting Year, relative to the Company's peers, based on the following performance schedule (to the extent threshold performance is not achieved for a Performance Period, the relevant portion of an award will be forfeited):

Rank (Relative to Peers)	Percentile (Among Peer Group)	Payout (Relative to Target)
1	100th	200%
2	90th	200%
3	80th	175%
4	70th	150%
5	60th	125%
6	50th	100%
7	40th	50%
8	30th	25%
9	20th	—
10	10th	—
11	—	—

Except as noted below, TSR is measured for any Performance Period using the weighted-average trading price of shares of the Company's common stock and its peers' common stock for 20 trading days immediately preceding the first and last days of the Performance Period. Unless determined otherwise by the Compensation Committee, Performance Periods include the calendar year immediately preceding the year in which the grant date occurs and extend through the last day of the calendar year immediately preceding the Vesting Year; however, if Vesting Years and Performance Years are coextensive for future grants, then the Performance Period will end on the day immediately preceding the relevant vesting date.

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Grants vest on an accelerated basis upon a grantee's retirement at age 60 or older or upon the grantee's death or disability (as defined in the Company's standard equity grant contract). The amount of shares issuable under such circumstances for all outstanding grants shall be determined by reference to relative TSR through the termination date, based upon the weighted-average trading price of shares of the Company's common stock and its peers' common stock for the 20 trading days immediately preceding the termination date.

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Grants would also vest upon a change in control in accordance with the provisions in the Company's standard equity grant contract and, if applicable, the grantee's change in control and severance agreement. The amount of shares issuable under such circumstances shall be the greater of (x) the target number of shares issuable under such grants and (y) the number of shares that would be issued with reference to relative TSR, based upon the weighted-average trading price of shares of the Company's common stock and its peers' common stock for the five full trading days immediately following first disclosure of the definitive material terms of the transaction.

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If insufficient shares are available for grants under the Company's equity compensation plans, or the Company is otherwise limited in the number of shares it can grant to any individual under such plans, the grant shall be made with reference to a like number of shares of stock, but be settled in cash having equivalent value of such shares at the vesting date.

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Dividends will not be paid on shares underlying any unvested grant. Instead, they will accrue with respect to such shares and will be paid, in lump sum, with respect to shares that are issued when that grant vests (or cash is paid in lieu of such shares in settlement of such grant, under the circumstances described above) for any reason.